UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Synthesis Energy Systems, Inc.
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Explanatory Note

This filing consists of (i) a press release issued by Synthesis Energy Systems, Inc. (the “Company”) on September 25, 2012 to announce earnings for the fiscal fourth quarter and fiscal year ended June 30, 2012 and (ii) a press release issued by the Company on September 24, 2012 announcing the partial closing of the transactions contemplated by the Share Purchase Agreement with Hongye International Investment Group Co., Ltd.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Earnings Press Release

Synthesis Energy Systems Announced Fourth Quarter and Fiscal

2012 Financial Results

Advancing Toward Yima Joint Venture Project Start-Up

HOUSTON, September 25, 2012 – Synthesis Energy Systems, Inc. (NASDAQ: SYMX) (“SES”), today announced financial and operating results for the fourth quarter and fiscal 2012 ended June 30, 2012.

“Significant progress has been realized in reaching several important milestones including closing of an $8.7 million Hongye strategic equity investment into SES. As announced yesterday, on September 21, 2012, SES received gross proceeds of $8,666,550 from Hongye and issued 5,777,700 shares to Hongye. Hongye is expected to pay the remaining $596,090 of their aggregate purchase price for their shares, and receive the balance of their shares, at the closing of the Zhongmo transaction,” stated Robert Rigdon, president and CEO. “In addition to these important financing activities, we are well into the commissioning stage of the syngas producing facilities at our Yima Joint Venture project, which is scheduled to produce its first methanol product sales late in the fourth quarter of this calendar year.”

Mr. Rigdon continued, “We have spent the last year advancing our business interests and pipeline of opportunities in China and elsewhere. We remain focused on delivering profitable operations from our joint ventures in China, completing ongoing strategic financing activities for our China business and converting global opportunities in our pipeline into projects. We believe these accomplishments, combined with our focus on revenue growth from operations and strategic financing, position us well to turn the corner across our current fiscal year and deliver improving financial results.”

Photos of the Yima Joint Venture Project in Henan Province, China, are available at www.synthesisenergy.com.

Fourth Quarter 2012 Financial Results (Unaudited)

Total revenue for the three months ended June 30, 2012, was $284,000 versus $2.5 million for the three months ended June 30, 2011. The difference is primarily due to SES’ decision to hold the Zao Zhuang joint venture plant idle while it completes the previously reported ongoing contract restructuring discussions with its syngas customer and joint venture partner, Hai Hua. SES is owed past capacity fees from Hai Hua, amounting to $4.7 million as of June 30, 2012, and the Company is working to recover these past due fees in a newly restructured operating agreement under development. SES is actively engaged with the Weijiao Group, Hai Hua’s new owner, to get the Zao Zhuang Joint Venture producing syngas again and remains optimistic that a mutually beneficial agreement may be reached to improve the plant’s financial performance.

Technology licensing and related services revenues for the three months ended June 30, 2012, were $284,000, versus $231,000 for the three months ended June 30, 2011. The technology licensing and related services revenues for the quarter ended June 30, 2012, resulted primarily from coal testing studies provided to customers which are confirming the suitability of SES’ technology in projects they are actively developing.

The Company’s operating loss for the fourth quarter of fiscal 2012 was $4.2 million versus $4.7 million reported for the fourth quarter of fiscal 2011. The decrease in the operating loss was primarily attributable to a reduced loss of the ZZ Joint Venture plant and to the decrease in stock-based compensation expense.

The net loss attributable to stockholders for the fourth quarter of fiscal 2012 was $5.0 million or $0.10 per share versus $4.6 million or $0.09 per share for the prior year’s fourth quarter.

Fiscal 2012 Financial Results (Unaudited)

For the fiscal year ended June 30, 2012, total revenues were $3.1 million versus $10.2 million for fiscal 2011. These results included a $6.8 million decrease of product sales for the ZZ Joint Venture plant due to idling syngas production in September 2011, as mentioned previously.

Technology licensing and related services revenues were $0.9 million versus $1.2 million for the year ended June 30, 2011, and included revenues from coal testing, feasibility studies and other technical services provided in association with our technology licensing business.

The operating loss for fiscal 2012 was $18.3 million compared to an operating loss of $15.7 million for fiscal 2011. The $2.5 million of additional loss was due primarily to the ZZ Joint Venture plant.

The net loss attributable to stockholders for fiscal 2012 was $19.9 million or $0.39 per share versus $15.5 million or $0.32 per share for fiscal 2011. The increase in the net loss includes the increased operating loss from the ZZ Joint Venture plant previously mentioned and planned expenses associated with the start-up of SES Resource Solutions Joint Venture and the Yima Joint Venture.

Capital Resources and Liquidity

As of June 30, 2012, SES had cash and cash equivalents of $18.0 million and working capital of $9.9 million. As previously announced, on September 21, 2012, SES received gross proceeds of $8,666,550 from Hongye and issued 5,777,700 shares to Hongye. Hongye is expected to pay the remaining $596,090 of their aggregate purchase price for their shares, and receive the balance of their shares, at the closing of the Zhongmo transaction.

Corporate Highlights

•

Commissioning and start-up activities at the Yima Joint Venture project in China are underway. First methanol product sales are anticipated in the fourth quarter of calendar 2012. Once fully operational, SES believes that the Yima project should provide a positive impact to its financials and should be a major catalyst for further commercialization of its technology.

•

SES China has moved quickly to develop commercialization and funding opportunities. The $8.7 million of strategic investment into SES by Hongye is an important first step toward realizing the Company’s key near-term objectives in China.

•	The potential strategic investment of ZJX/China Energy into SES remains active as ZJX structures its funding partners for China Energy.

•

SES and the Weijiao Group, Hai Hua’s new owner, are working to restructure the ZZ Joint Venture, which is expected to result in improved financial performance of the plant by sharing in profits from the integration of Hai Hua’s methanol unit with SES’ syngas unit.

•

Successfully completed testing of low volatile coal from Ncondezi Coal Company Limited under a previously announced joint study agreement. The study was intended to determine the feasibility of mining and exporting up to 15 million tons per year (Mtpa) of low volatile coal, in addition to Ncondezi’s planned >5Mtpa export thermal coal operation, from the Ncondezi Project in Mozambique.

•

Reported positive data from laboratory-scale testing of three Turkish lignite coals being considered for clean coal-based power generation projects in Turkey. The projects are under development by Tuten Ltd. for a large Turkish utility company that is looking to expand its clean energy portfolio.

•	SES has made significant progress in India developing a robust pipeline of potential projects and is moving closer to completing its first technology license in this country.

Conference Call Information

Senior management will hold a conference call to review the Company’s financial results for the fourth quarter and fiscal 2012 and provide a corporate update this morning at 8:30 a.m. Eastern Time.

To access the live webcast, please log on to SES’ website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live telephone conference call by dialing (800) 860-2442. International callers should dial (412) 858-4600. An archived version of the webcast will be available on SES’ website through October 19, 2012. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call through October 19, 2012. Domestic callers can access the telephonic replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access code for the replay is 10016926.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, please visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to effect the remaining transactions with Hongye and Zhongmo and our ongoing discussions with ZJX and China Energy to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

# # #

Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

(713) 579-0600

Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC (Investors)

Matthew D. Haines

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

Feintuch Communications (Media)

Savannah Tikotsky

Senior Account Executive

(212) 808-4903

SES@feintuchpr.com

- TABLES FOLLOW -

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Product sales and other—related parties	$—	$2,290	$2,121	$8,913
Technology licensing and related services	284	231	855	1,245
Other	—	—	86	—

Total revenue	284	2,521	3,062	10,158

Costs and Expenses:
Costs of sales and plant operating expenses	437	2,866	4,767	9,120
General and administrative expenses	3,295	3,081	13,197	12,913
Stock-based compensation expense	172	657	879	1,234
Depreciation and amortization	583	638	2,486	2,621

Total costs and expenses	4,487	7,242	21,329	25,888

Operating loss	(4,203)	(4,721)	(18,267)	(15,730)

Non-operating (income) expense:
Equity in losses of joint ventures	637	77	1,881	363
Foreign currency (gains) losses	69	(285)	(548)	(1,004)
Interest income	(11)	(38)	(90)	(169)
Interest expense	96	188	562	700

Net loss	(4,994)	(4,663)	(20,072)	(15,620)
Less: net loss attributable to noncontrolling interests	44	62	176	157

Net loss attributable to stockholders	$(4,950)	$(4,601)	$(19,896)	$(15,463)

Net loss per share:
Basic and diluted	$(0.10)	$(0.09)	$(0.39)	$(0.32)

Weighted average common shares outstanding:
Basic and diluted	51,511	49,126	51,024	48,584

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2012	June 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$18,035	$32,176
Accounts receivable	316	2,574
Prepaid expenses and other currents assets	2,015	1,382
Inventory	23	212

Total current assets	20,389	36,344
Property, plant and equipment, net	33,942	35,884
Intangible assets, net	1,126	1,226
Investment in Yima joint ventures	33,340	33,520
Other long-term assets	4,050	3,000

Total assets	$92,847	$109,974

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$8,080	$6,113
Current portion of long-term bank loan	2,435	2,380

Total current liabilities	10,515	8,493
Long-term bank loan	2,372	4,697

Total liabilities	12,887	13,190

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 52,022 and 50,850 shares issued and outstanding, respectively	520	509
Additional paid-in capital	207,345	205,055
Deficit accumulated during development stage	(131,808)	(111,912)
Accumulated other comprehensive income	4,802	3,848

Total stockholders’ equity	80,859	97,500
Noncontrolling interests in subsidiaries	(899)	(716)

Total equity	79,960	96,784

Total liabilities and equity	$92,847	$109,974

Hongye Press Release

Synthesis Energy Systems Announces Closing of $8.7 Million Hongye

Equity Investment

— Previously Announced Additional Investment by Zhongmo Investment

Management Co. for $6.27 Million Continues its Closing Process —

HOUSTON, September 24, 2012 — Synthesis Energy Systems, Inc. (NASDAQ: SYMX) (“SES”) today announced the closing of its strategic equity investment from Hongye International Investment Group Co., Ltd. (“Hongye”) for a total of $8.7 million, representing 5,777,700 shares of SES common stock, or a 9.99% ownership interest. Hongye is expected to pay the remaining $596,090 of the aggregate purchase price for their shares, and receive their 397,393 share balance, at the closing of the Zhongmo Investment Management Co., Ltd. (“Zhongmo”) transaction. The agreement with Zhongmo calls for a total additional investment of $6.27 million, representing an additional 4,177,335 shares of SES common stock for an approximately 6.7% ownership interest in SES. This procedural revision is caused by the requirement of the Chinese regulation on foreign investment in shares of U.S. companies.

“Hongye has a strong presence in the coal industry in Inner Mongolia and is looking to expand its coal to chemicals and energy business there and elsewhere in China. This investment, in combination with SES’ unique coal gasification technology, provides SES and Hongye the ability to develop additional projects in China,” stated Colin S. Tam, Managing Director of SES China. “Potential cooperation includes acquisition of upstream coal reserves and downstream businesses such as SNG, natural gas distribution, chemical products such methanol, glycol, and ethanol. The objectives of these acquisitions are twofold: First, to secure low cost and reliable feedstock for future gasification projects and second, to provide immediate income and free cash flow to fund future development.”

“Closing the Hongye equity investment is an important milestone for our plans to more rapidly grow our SES China business. Hongye is an important strategic partner for SES in China and together with Hongye we are focused on securing China opportunities for near term earnings generation as well as long term value creation from low quality coal resources and projects utilizing our technology,” stated Robert Rigdon, president and CEO of SES. “In addition, we are actively working with our Zhongmo colleagues to close the pending $6.27 million investment into SES and we are pursuing new strategic financing opportunities for the SES China business.”

Management will provide additional information regarding the Hongye relationship during its fourth quarter and fiscal 2012 earnings call scheduled for tomorrow at 8:30 a.m. Eastern Time. Investors interested in participating on the call can listen via the Internet at www.synthesisenergy.com or by phone. Domestic callers should dial (800) 860-2442. International callers should dial (412) 858-4600.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, please visit www.synthesisenergy.com or call (713) 579-0600.

About Hongye

Hongye is a diversified group and is one of the top 100 private enterprises in Inner Mongolia. Hongye operates in three major business areas—energy and natural resources, finance and bio-pharmaceuticals. The major coal mine resources of Hongye are located in Wuhai City of Inner Mongolia.

About Zhongmo

Zhongmo is a private company principally engaged in providing financial and management consulting and advisory services. Zhongmo specializes in providing consulting services to Chinese enterprises looking for investment and financing solutions domestically as well as abroad.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to effect the remaining transactions with Hongye and Zhongmo and our ongoing discussions with ZJX and China Energy to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

# # #

Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

(713) 579-0600

Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC (Investors)

Matthew D. Haines

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

Feintuch Communications (Media)

Savannah Tikotsky

Senior Account Executive

(212) 808-4903

Savannah@feintuchpr.com